Exhibit 11.1

PartnerRe Ltd.
Computation of Net Income (Loss) per Common and Common Equivalent Share
For the Nine Months Ended September 30, 2002 and 2001
(Expressed in thousands of U.S. dollars, except per-share amounts)

	For the Nine Months Ended September 30, 2002			For the Nine Months Ended September 30, 2001
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Loss (Numerator)	Shares (Denominator)	Per-Share Amount
Net Income (Loss)	$101,910			$(189,431)
Less: Preferred stock dividends	15,000			15,000

Net Income (Loss) available to common shareholders/ Basic Net Income (Loss) Per Share	86,910	50,285.8	$1.73	(204,431)	50,137.6	$(4.08)

Effect of Dilutive Securities: (1)
Class B Warrants		470.0
Stock Options		896.9

Net income available to common shareholders/Diluted Net Income Per Share	$86,910	51,652.7	$1.68

(1)
Diluted net loss per share has not been shown for the 2001 period because the effect of dilutive securities would have been anti-dilutive. The weighted average number of common and common equivalent shares outstanding for the period amounted to 51,573.5 thousand shares after the dilutive effect of Class A and B warrants, and stock options of 900.4 thousand and 535.5 thousand, respectively.

PartnerRe Ltd.
Computation of Net Loss per Common and Common Equivalent Share
For the Three Months Ended September 30, 2002 and 2001
(Expressed in thousands of U.S. dollars, except per-share amounts)

	For the Three Months Ended September 30, 2002			For the Three Months Ended September 30, 2001
	Loss (Numerator)	Shares (Denominator)	Per-Share Amount	Loss (Numerator)	Shares (Denominator)	Per-Share Amount
Net Loss	$(27,935)			$(338,531)
Less: Preferred stock dividends	5,000			5,000

Net Loss available to common shareholders/Basic Net Loss Per Share	(32,935)	50,328.5	$(0.65)	(343,531)	50,157.7	$(6.85)

Effect of Dilutive Securities: (2)
Class B Warrants
Stock Options
Net Loss available to common shareholders/Diluted Net Loss Per Share

(2)
Diluted net loss per share has not been shown for the 2002 and 2001 periods because the effect of dilutive securities would have been anti-dilutive. The weighted average number of common and common equivalent shares outstanding for the 2002 period amounted to 51,518.3 thousand shares after the dilutive effect of Class A and B warrants, and stock options of 858.5 thousand and 331.3 thousand, respectively. The weighted average number of common and common equivalent shares outstanding for the 2001 period amounted to 51,516.8 thousand shares after the dilutive effect of Class A and B warrants, and stock options of 884.6 thousand and 474.5 thousand, respectively.